Exhibit 99.1
MATADOR RESOURCES COMPANY
REPORTS FIRST QUARTER 2025 RESULTS AND
ANNOUNCES $400 MILLION SHARE REPURCHASE PROGRAM
AND ADJUSTMENT IN DRILLING ACTIVITY

DALLAS, Texas, April 23, 2025 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the first quarter of 2025 and announced the approval of a $400 million share repurchase program and adjustments to its drilling activity for 2025. A slide presentation summarizing the highlights of Matador’s first quarter 2025 earnings release is also included on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab.

Management Summary Comments

Joseph Wm. Foran, Matador’s Founder, Chairman and CEO, commented, “Matador is pleased to report another profitable quarter that exceeded our expectations. During Matador’s 40-year history, we have faced a number of turbulent times with regards to oil and natural gas prices and other outside difficulties. It has been during these times that Matador has relied upon its operational expertise and its financial strength and the long-term nature of its assets to make some of its most significant progress and growth (see Slide A). This time, Matador believes it is in its strongest position yet to take advantage of the opportunities out there in these challenging times (see Slide B). Matador has a strong balance sheet, approximately 200,000 net acres in the Delaware Basin, production at all-time highs, record oil and natural gas reserves, a ‘gas bank’ in its Cotton Valley holdings in Northwestern Louisiana, a strategic midstream business, a 10 to 15 year inventory of quality oil and gas locations and an experienced, tested and capable leadership team that has and is taking the necessary precautions and steps to take full advantage of the various opportunities that may present themselves to us.

Share Repurchase Program

“Matador is also excited to announce that its Board of Directors has authorized the repurchase of up to $400 million of Matador’s common stock (see Slide C). Matador is pleased that the combined strength of our significant free cash flow, increasing production and midstream business as well as confidence in its proven asset base and net asset value convinced Matador’s board and senior staff that now was the time to implement share repurchases as an additional way to return value to its present and future shareholders. Any stock repurchases would be incremental to Matador’s current quarterly fixed dividend of $0.3125 per share. This quarterly dividend amount has been raised six times in four years and its expenditure remains safely within our cash flow estimates at current commodity prices.

“Matador expects to be opportunistic in its share repurchases, which may be conducted through a variety of methods, including open market purchases, 10b5-1 trading plans, privately negotiated transactions or other means. The timing and number of shares that Matador may purchase is subject to a variety of factors, including Matador’s stock price, market conditions, trading volume and other uses for Matador’s free cash flow.

“Matador’s board, management and staff have long been purchasers of Matador’s shares. In fact, Matador’s directors and executive officers purchased an aggregate amount of 31,100 shares of Matador stock for $1.6 million during the first quarter of 2025 (see Slide D). In addition to these Matador board and management purchases, over 100 other employees were also pre-cleared to purchase Matador stock during the quarter, and over 95% of Matador employees participate in Matador’s Employee Stock Purchase Plan, or ESPP. Matador believes that repurchasing offers a compelling value, and we are grateful to have the opportunity for not only our shareholders to purchase shares individually but also for Matador to provide value to all employees and shareholders through Matador’s direct repurchase of its stock.

Prepared for Opportunities

“Matador’s recent press release on April 4, 2025 and shareholder letter on April 8, 2025 outlined certain precautionary steps that Matador has taken to prepare for times of uncertainty, to minimize the impact of recent volatility and to be ready for any surprises or any unexpected events or opportunities. These precautionary steps include:

•Repayment of $190 million in borrowings under Matador’s credit facility during the first quarter of 2025;

•Sale of non-core assets and other transactions for approximately $440 million (inclusive of potential drilling incentives) during the fourth quarter of 2024 and the first quarter of 2025, including the sale of Matador’s 19% ownership interest in the parent company of Piñon Midstream, LLC for approximately $115 million, the sale of the last portions of our Eagle Ford positions for approximately $30 million, and the contribution of Pronto Midstream, LLC (‘Pronto’) to San Mateo Midstream, LLC (‘San Mateo’) for an upfront cash payment to Matador of approximately $220 million and the ability to earn additional drilling incentives of up to $75 million;

•Execution of new hedges to further protect Matador’s balance sheet;

•Drilling rig and other service contracts structured with the optionality to quickly adjust Matador’s activity based upon market conditions; and

•Securing inventory in advance for steel goods such as casing, valves and surface equipment through the third quarter of 2025, thereby mitigating near-term steel tariff impacts.

“Finally, in response to recent commodity price volatility, Matador has decided to adjust its drilling and completion activity for 2025 to provide for more optionality. Matador began 2025 operating nine drilling rigs and now expects to drop to eight drilling rigs by the middle of 2025, which is made possible by the flexibility in its service contracts allowing for rapid reduction of operations. Matador expects to also adjust its completion schedule in accordance with actual drilling activity but will remain focused to take advantage of certain operational efficiencies such as batch drilling and completion technologies as well as upgrades in rigs and other equipment as they occur.

The Effect of the Adjustment in Drilling and Completion Activity

“The adjustment in activity is expected to reduce Matador’s drilling, completing and equipping (‘D/C/E’) capital expenditures for full-year 2025 by $100 million from Matador’s original expectation of $1.375 billion to a revised expectation of $1.275 billion. This additional $100 million in free cash flow for 2025 and the sale of certain assets described above provides Matador with additional flexibility to repay debt, repurchase shares, consider additional dividend increases and take advantage of accretive land, production or midstream opportunities (see Slide E). In addition, Matador expects to continue to monitor market conditions and has the flexibility to add back the ninth drilling rig or drop additional drilling rigs in 2025 depending on market volatility and the macroeconomic environment. Furthermore, Matador expects to use this flexibility and optionality to continue to reduce costs, extend lateral lengths, expand our ‘U-Turn’ drilling program and increase efficiencies.

Better-Than-Expected First Quarter 2025 Production Results

“Despite market volatility, third-party midstream constraints and severe weather during the first quarter of 2025, Matador’s total oil and natural gas production increased 33% to an average of 198,631 BOE per day in the first quarter of 2025 from an average of 149,760 barrels of oil and natural gas equivalent (‘BOE’) per day in the first quarter of 2024. This result was 1% better than the midpoint of Matador’s expected range of 195,000 BOE per day to 197,000 BOE per day.

“Matador’s average oil production increased 36% to approximately 115,030 barrels of oil per day during the first quarter of 2025 from 84,777 barrels of oil per day in the first quarter to 2024 (see Slide F). Matador’s average natural gas production increased 29% to 501.6 million cubic feet per day in the first quarter of 2025 from 389.9 million cubic feet per day in the first quarter of 2024.

“Matador turned to sales 40 gross (33.5 net) operated wells during the first quarter of 2025 and earned drilling incentives totaling $6.4 million from its joint venture partner in San Mateo on 13 of these wells. (By comparison, Matador only turned to sales 12 gross (9.4 net) operated wells during the first quarter of 2024.) During the first quarter of 2025, Matador turned to sales its first three-mile lateral wells. While these three-mile lateral wells were turned to sales late in the first quarter and are continuing to clean up, Matador is encouraged by the early results from these wells and looks forward to discussing them in more detail after the completion of the second quarter of 2025.

“Among the other wells turned to sales during the first quarter of 2025 were 11 gross (10.7 net) wells on the eastern side of Matador’s newly acquired Ameredev acreage. These 11 wells averaged a production rate of over 1,450 BOE per day per well (70% oil) during their 24-hour initial production (‘IP’) tests for an aggregate total of over 15,950 BOE per day. The coordination and execution to bring these wells online is a good example of the successful integration of the Ameredev assets and the efficiency of batch drilling and completion activities. Matador estimates that turning these wells to sales added approximately 12 million BOE to Matador’s proved developed producing reserves.

“Of the 40 gross (33.5 net) operated wells turned to sales in the first quarter of 2025, 38 gross (31.6 net) of these operated wells (95%) were turned to sales during the second half of the first quarter. The wells turned to sales during the second half of the first quarter of 2025 set Matador up for anticipated record production results during the second quarter of 2025. Matador expects to produce average total oil and natural gas production of 207,000 BOE per day during the second quarter of 2025, including 122,000 barrels of oil per day and 510.0 million cubic feet of natural gas per day.

Continued Execution and Efficiency Improvement

“With 13 formations and over 20 producing zones, Matador believes the Delaware Basin is one of the best basins in which to operate in turbulent times (see Slides G and H). Matador has approximately 18.3 million feet of inventory and 1,869 locations in the Delaware Basin. Matador estimates that these locations provide 10 to 15 years of inventory with average rates of return in excess of 50% at either (i) $70 per barrel of oil and $3 per million British thermal unit (‘MMBtu’) of natural gas or (ii) $60 per barrel of oil and $4 per MMBtu of natural gas (see Slide I). According to Enverus Inc. data (see Slide J), Matador leads its peers in well productivity.

“Matador was able to achieve the production results discussed above while continuing to increase its operational efficiencies. Matador’s drilling and completion costs decreased 3% to $880 per completed lateral foot during the first quarter of 2025 from $910 per completed lateral foot during full-year 2024. The productivity of Matador’s wells and its cost efficiencies, such as drilling ‘U-Turn’ wells (see Slide K) have resulted in Matador having the highest profit margins among its peers according to data from Bloomberg LP (see Slide L).

“San Mateo, Matador’s midstream joint venture, is primarily a fixed fee business and primarily established to help provide flow assurance for Matador and San Mateo’s third-party customers. San Mateo also helps balance the impact of commodity price fluctuations on Matador’s free cash flow. San Mateo currently owns processing plants with a designed inlet capacity of 520 million cubic feet per day, 16 saltwater disposal wells with a designed disposal capacity of 475,000 barrels per day and 590 miles of oil, gas and water pipelines (see Slide M). San Mateo is currently expanding its Marlan processing plant to add an additional 200 million cubic feet per day of processing capacity. This plant expansion remains ‘on time’ and ‘on budget’ and is expected to be operational in the second quarter of 2025 (see Slide N).

Town Hall Conference Call

“We invite each of our shareholders and other interested parties to join our first ever ‘Town Hall’ Conference Call on Monday, April 28, 2025, at 3:30 p.m. Central Time. During the Town Hall, we plan to further address our first quarter 2025 results, the volatility in commodity markets and our drilling plans throughout 2025. Please send any questions that you may have in advance by email to investors@matadorresources.com no later than 3:00 p.m.

Central Time on Friday, April 25, 2025. The live conference call will be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab or you can use the following link to obtain call in details:
https://register-conf.media-server.com/register/BI236c16a90e62412795441990de597e78.

Closing Thoughts

“Over the last 40 plus years in the oil and gas business, the Board, the staff and I have weathered many turbulent storms. Given this history, the board, executive team and I have always tried to prepare Matador to be ready for changes, surprises and challenging times. With a strong balance sheet, $1.8 billion in liquidity, its proven locations and its other high quality drilling locations as well as its brick-by-brick acquisition strategy (see Slide O), Matador believes it is ready and able to continue to increase its asset base and shareholder value in 2025 despite market volatility (see Slide P). Our assets, board, staff and financial strength have put us in a position where we expect to come out of these volatile and uncertain times better than where we were when we entered them – just as we have done many times in the past. We look forward to talking with you during our ‘Town Hall’ Conference Call and invite you to join us for our annual shareholder meeting in June.”

All references to Matador’s net income, adjusted net income, Adjusted EBITDA and adjusted free cash flow reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, adjusted net income, Adjusted EBITDA or adjusted free cash flow, respectively, attributable to third-party non-controlling interests, including in San Mateo. Matador owns 51% of San Mateo. For a definition of adjusted net income, adjusted earnings per diluted common share, Adjusted EBITDA and adjusted free cash flow and reconciliations of such non-GAAP financial metrics to their comparable GAAP metrics, please see “Supplemental Non-GAAP Financial Measures” below.

Full-Year 2025 Guidance Update

Effective April 23, 2025, Matador updated its full-year 2025 guidance range for total oil and natural gas equivalent production, oil production, natural gas production and capital expenditures as set forth in the table below. As noted above, Matador expects to adjust its activity in 2025 and reduce to eight rigs in the middle of the year as well as adjust its completions schedule to increase operational efficiencies and enhance well returns during these volatile times. In light of present condition, Matador now expects to produce approximately 200,000 BOE per day in 2025, a change of 5,000 BOE per day, and to save $100 million in capital costs as compared to its original expectations. The change is primarily attributable to an expected 4.3 fewer net operated wells turned to sales in 2025 due to the adjustment to operating eight drilling rigs noted above and a corresponding expected reduction in activity from Matador’s non-operated partners due to the recent market and commodity price volatility. As a result of this decreased pace, Matador expects a 7% reduction in capital expenditures and a 2% reduction in production during 2025 as compared to its prior guidance, but it is still a 17% increase in production compared to our production in 2024.

Production	Actual 2024 Results	New Full-Year 2025 Guidance Range	Difference(1)
Total, BOE per day	170,751	198,000 to 202,000	+17%
Oil, Bbl per day	99,808	117,000 to 119,000	+18%
Natural Gas, MMcf per day	425.7	486.0 to 498.0	+16%
D/C/E CapEx(2)	$1.32 billion	$1.18 to $1.37 billion	-3%
Midstream CapEx(3)	$238.7 million	$120 to $180 million	-37%
Total CapEx	$1.56 billion	$1.30 to $1.55 billion	-9%

(1) The midpoint of guidance as updated on April 23, 2025 as compared to actual 2024 results.
(2) Capital expenditures associated with drilling, completing and equipping wells.

(3) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects, including projects completed by Pronto. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction. Excludes the acquisition cost of Ameredev’s midstream assets.

Operational and Financial Update

Hedging Update

In light of prior experience in turbulent times, Matador entered into additional oil and natural gas hedges during the first quarter of 2025. A summary of our hedges is provided in the following tables:

Oil Costless Collars	Volume Hedged (Bbl per day)	Weighted Average Price Floor ($/Bbl)	Weighted Average Price Ceiling ($/Bbl)
H1 2025	45,000	$60	$86
H2 2025	70,000	$52	$77

Natural Gas Costless Collars	Volume Hedged (MMcf per day)	Weighted Average Price Floor ($/MMBtu)	Weighted Average Price Ceiling ($/MMBtu)
2026	150.0	$3.50	$6.70

Waha Basis Differential Swaps	Volume Hedged (MMcf per day)	Weighted Average Swap Price ($/MMBtu)
2025	30.0	-$0.59
2026	150.0	-$2.52

First Quarter 2025 Oil, Natural Gas and Total Oil and Natural Gas Equivalent Production

As summarized in the table below, Matador’s total oil and natural gas production averaged 198,631 BOE per day in the first quarter of 2025, which was a 33% year-over-year increase from an average of 149,760 BOE per day in the first quarter of 2024. The better-than-expected oil and natural gas production was primarily due to outperformance of wells that were turned to sales in the fourth quarter of 2024.

Production	Q1 2025 Average Daily Volume	Q1 2025 Guidance Range(1)	Difference(2)	Sequential(3)	YoY(4)
Total, BOE per day	198,631	195,000 to 197,000	+1% Better than Guidance	-1%	+33%
Oil, Bbl per day	115,030	114,000 to 115,000	+1% Better than Guidance	-3%	+36%
Natural Gas, MMcf per day	501.6	486.0 to 492.0	+3% Better than Guidance	+1%	+29%

(1) Production range previously projected, as provided on February 18, 2025.
(2) As compared to midpoint of guidance provided on February 18, 2025.
(3) Represents sequential percentage change from the fourth quarter of 2024.
(4) Represents year-over-year percentage change from the first quarter of 2024.

First Quarter 2025 Realized Commodity Prices

The following table summarizes Matador’s realized commodity prices during the first quarter of 2025, as compared to the fourth quarter of 2024 and the first quarter of 2024.

	Sequential (Q1 2025 vs. Q4 2024)			YoY (Q1 2025 vs. Q1 2024)
Realized Commodity Prices	Q1 2025	Q4 2024	Sequential Change(1)	Q1 2025	Q1 2024	YoY Change(2)

Oil Prices, per Bbl	$72.38	$70.66	+2%	$72.38	$77.58	-7%
Natural Gas Prices, per Mcf	$3.56	$2.72	+31%	$3.56	$2.96	+20%
(1) First quarter 2025 as compared to fourth quarter 2024.
(2) First quarter 2025 as compared to first quarter 2024.

First Quarter 2025 Financial Highlights

The following table summarizes Matador’s financial highlights during the first quarter of 2025, as compared to the first quarter of 2024.

	YoY (Q1 2025 vs. Q1 2024)
(In millions, except per share data)	Q1 2025	Q1 2024	YoY Change(1)

Net income(2)	$240.1	$193.7	+24%
Earnings per common share (diluted)(2)	$1.92	$1.61	+19%
Adjusted net income(2)	$249.3	$206.2	+21%
Adjusted earnings per common share (diluted)(2)	$1.99	$1.71	+16%
Adjusted EBITDA(2)	$644.2	$505.4	+27%
Net cash provided by operating activities(3)	$727.9	$468.6	+55%
Adjusted free cash flow(2)	$141.9	$28.6	+396%

San Mateo net income(4)	$45.2	$39.7	+14%
San Mateo Adjusted EBITDA(4)	$60.4	$58.2	+4%
(1) First quarter 2025 as compared to first quarter 2024.
(2) Attributable to Matador Resources Company shareholders.
(3) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(4) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.

First Quarter 2025 Expenses

Matador’s lease operating expenses (“LOE”) increased 11% sequentially from $5.37 per BOE in the fourth quarter of 2024 to $5.96 per BOE in the first quarter of 2025. This increase was expected as Matador expected LOE to be in the range of $5.75 to $6.25 per BOE in the first quarter of 2025 but dropping to a range of $5.50 to $6.00 per BOE for full-year 2025. LOE is generally higher on a per unit basis in the first quarter of the year due primarily to winterization efforts.

Matador’s general and administrative (“G&A”) expenses decreased 15% sequentially from $2.22 per BOE in the fourth quarter of 2024 to $1.89 per BOE in the first quarter of 2025. This decrease is due in part to employee bonuses that were paid in the fourth quarter of 2024 and a decrease in the value of certain employee stock awards that are settled in cash, which are measured at each quarterly reporting period. The value of these cash-settled stock awards decreased due to the 9% decrease in Matador’s share price from $56.26 at the end of the fourth quarter of 2024 to $51.09 at the end of the first quarter of 2025.

First Quarter 2025 Capital Expenditures

Matador’s D/C/E capital expenditures for the first quarter of 2025 were $394.4 million, which was 7% above the midpoint of Matador’s expected range of $340 to $400 million because Matador turned to sales the upper range of its estimated 35 to 40 gross operated wells later in the first quarter of 2025 and incurred additional capital expenditures associated with acquired working interests. The wells associated with these additional capital expenditures are expected to contribute to Matador’s anticipated record production in the second quarter of 2025. Midstream capital expenditures of $46.4 million for the first quarter of 2025 were below Matador’s expectations of $80 million in total midstream capital expenditures for the quarter due to timing of costs incurred for the Marlan plant expansion and the associated gas gathering system.

Q1 2025 Capital Expenditures ($ millions)	Actual	Guidance(1)	Difference vs. Guidance(2)
D/C/E	$394.4	$370.0	+7%
Midstream	$46.4	$80.0	-42%
(1) Midpoint of guidance as provided on February 18, 2025.
(2) As compared to the midpoint of guidance provided on February 18, 2025.

Midstream Update

The table below sets forth San Mateo’s throughput volumes for the first quarter of 2025, as compared to the first quarter of 2024. San Mateo expects that its natural gas processing capacity will increase to 720 MMcf per day from its current 520 MMcf per day upon completion of the Marlan plant expansion in the second quarter of 2025.

	YoY (Q1 2025 vs. Q1 2024)
San Mateo Throughput Volumes	Q1 2025	Q1 2024	Change(1)

Natural gas gathering, MMcf per day	470	425	+11%
Natural gas processing, MMcf per day	456	399	+14%
Oil gathering and transportation, Bbl per day	48,800	48,800	Flat
Produced water handling, Bbl per day	420,800	435,200	-3%
(1) First quarter 2025 as compared to first quarter 2024.

Second Quarter 2025 Estimates

Second Quarter 2025 Estimated Oil, Natural Gas and Total Oil Equivalent Production Growth

As noted in the table below, Matador anticipates its average daily oil equivalent production of 198,631 BOE per day in the first quarter of 2025 to grow by 4% to a midpoint of approximately 207,000 BOE per day in the second quarter of 2025. This production growth is a result of the wells turned to sales late in the first quarter of 2025 and early in the second quarter of 2025 pursuant to its drilling program.

	Q1 and Q2 2025 Production Comparison
Period	Average Daily Total Production, BOE per day	Average Daily Oil Production, Bbl per day	Average Daily Natural Gas Production, MMcf per day	% Oil
Q1 2025	198,631	115,030	501.6	58%
Q2 2025E	206,000 to 208,000	121,500 to 122,500	507.0 to 513.0	59%

Second Quarter 2025 Estimated Wells Turned to Sales

At April 23, 2025, Matador expects to turn to sales 21 to 26 net operated horizontal wells in the Delaware Basin during the second quarter of 2025. Approximately 60 to 70% of these wells are expected to be in the Rustler Breaks and Arrowhead asset areas in Eddy County, New Mexico. The remaining wells are in the Antelope Ridge asset area in Lea County, New Mexico.

Second Quarter 2025 Estimated Capital Expenditures

Matador began 2025 operating nine drilling rigs in the Delaware Basin and expects to drop to eight drilling rigs in the middle of the year. At April 23, 2025, Matador expects D/C/E capital expenditures for the second quarter of 2025 will be approximately $330 to $390 million, which is a 9% decrease as compared to $394.4 million for the first quarter of 2025, primarily due to a decreased number of completions. Matador expects its proportionate share of midstream capital expenditures to be approximately $60 to $90 million in the second quarter of 2025, which is a 62% increase as compared to $46.4 million in the first quarter of 2025. This increase is primarily due to costs associated with the completion of the Marlan plant expansion, which remains on time and on budget. Matador expects both D/C/E and midstream capital expenditures to be lower in the second half of the year, primarily due to the reduced pace of activity and increased capital efficiency noted above.

Shareholder “Town Hall” Conference Call

The Company has organized a first ever “town hall” style conference call for Matador’s shareholders and other interested parties. The Town Hall meeting will be held on Monday, April 28, 2025, at 3:30 p.m. Central Time. To access the live conference call by phone, you can use the following link and you will be provided with the dial-in details: https://register-conf.media-server.com/register/BI236c16a90e62412795441990de597e78. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The Company realizes that the recent volatility in commodity prices and the market generally may have brought up questions that shareholders would like to ask the Company’s management team. If you have a question you would like to submit, please send your questions by email to investors@matadorresources.com. The Company asks that all questions be sent no later than 3:00 p.m. Central Time on Friday, April 25, 2025.

The conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

First Quarter 2025 Earnings Conference Call

The Company will host a live conference call on Thursday, April 24, 2025, at 10:00 a.m. Central Time to review its first quarter 2025 financial results and operational highlights. To access the live conference call by phone, you can use the following link https://register-conf.media-server.com/register/BI5cabb52f24cf496aa14cb36e45fefe1c and you will be provided with dial in details. To avoid delays, it is recommended that participants dial into the conference call 15 minutes ahead of the scheduled start time.

The live conference call will also be available through the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Events and Presentations page under the Investor Relations tab for one year.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Haynesville shale and Cotton Valley plays in Northwest Louisiana. Additionally, Matador conducts midstream operations in support of its exploration, development and production operations and provides natural gas processing, oil transportation services, natural gas, oil and produced water gathering services and produced water disposal services to third parties.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, future liquidity, the payment of dividends, the amount and timing of share repurchases, results in certain basins, objectives, project timing, expectations and intentions, regulatory and governmental actions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, disruption from Matador’s acquisitions or dispositions making it more difficult to maintain business and operational relationships; significant transaction costs associated with Matador’s acquisitions or dispositions; the risk of litigation and/or regulatory actions related to Matador’s acquisitions or dispositions, as well as the following risks related to financial and operational performance: general economic conditions; Matador’s ability to execute its business plan, including whether its drilling program is successful; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; the operating results of Matador’s midstream oil, natural gas and water gathering and transportation systems, pipelines and facilities, the acquiring of third-party business and the drilling of any additional salt water disposal wells; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; delays and other difficulties related to regulatory and governmental approvals and restrictions; impact on Matador’s operations due to seismic events; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, capital markets, available borrowing capacity under its revolving credit facilities and otherwise; the operating results of and the availability of any potential distributions from our joint ventures; weather and environmental conditions; and the other factors that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Senior Vice President - Investor Relations
(972) 371-5225
investors@matadorresources.com

Selected Financial and Operating Items

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	March 31, 2025	December 31, 2024	March 31, 2024
Net Production Volumes:(1)
Oil (MBbl)(2)	10,353	10,896	7,715
Natural gas (Bcf)(3)	45.1	45.6	35.5
Total oil equivalent (MBOE)(4)	17,877	18,503	13,628
Average Daily Production Volumes:(1)
Oil (Bbl/d)(5)	115,030	118,440	84,777
Natural gas (MMcf/d)(6)	501.6	496.1	389.9
Total oil equivalent (BOE/d)(7)	198,631	201,116	149,760
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$72.38	$70.66	$77.58
Oil, with realized derivatives (per Bbl)	$72.38	$70.66	$77.58
Natural gas, without realized derivatives (per Mcf)(8)	$3.56	$2.72	$2.96
Natural gas, with realized derivatives (per Mcf)	$3.62	$2.81	$2.97
Revenues (millions):
Oil and natural gas revenues	$909.9	$893.9	$703.5
Third-party midstream services revenues	$33.5	$37.7	$32.4
Realized gain on derivatives	$2.7	$4.2	$0.3
Operating Expenses (per BOE):
Production taxes, transportation and processing	$5.25	$4.70	$5.15
Lease operating	$5.96	$5.37	$5.60
Plant and other midstream services operating	$2.96	$2.75	$2.91
Depletion, depreciation and amortization	$15.77	$15.85	$15.58
General and administrative(9)	$1.89	$2.22	$2.18
Total(10)	$31.83	$30.89	$31.42
Other (millions):
Net sales of purchased natural gas(11)	$8.6	$9.9	$10.0

Net income (millions)(12)	$240.1	$214.5	$193.7
Earnings per common share (diluted)(12)	$1.92	$1.71	$1.61
Adjusted net income (millions)(12)(13)	$249.3	$229.9	$206.2
Adjusted earnings per common share (diluted)(12)(14)	$1.99	$1.83	$1.71
Adjusted EBITDA (millions)(12)(15)	$644.2	$640.9	$505.4
Net cash provided by operating activities (millions)(16)	$727.9	$575.0	$468.6
Adjusted free cash flow (millions)(12)(17)	$141.9	$415.5	$28.6

San Mateo net income (millions)(18)	$45.2	$47.8	$39.7
San Mateo Adjusted EBITDA (millions)(15)(18)	$60.4	$68.5	$58.2
San Mateo net cash provided by operating activities (millions)(18)	$81.6	$40.5	$54.0
San Mateo adjusted free cash flow (millions)(16)(17)(18)	$(6.4)	$37.2	$34.7

D/C/E capital expenditures (millions)	$394.4	$325.5	$350.7
Midstream capital expenditures (millions)(19)	$46.4	$65.2	$79.3
(1) Production volumes reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Barrels of oil per day.
(6) Millions of cubic feet of natural gas per day.

(7) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(8) Per thousand cubic feet of natural gas.
(9) Includes approximately $0.22, $0.26 and $0.21 per BOE of non-cash, stock-based compensation expense in the first quarter of 2025, the fourth quarter of 2024 and the first quarter of 2024, respectively.
(10) Total does not include the impact of purchased natural gas or immaterial accretion expenses.
(11) Net sales of purchased natural gas reflect those natural gas purchase transactions that the Company periodically enters into with third parties whereby the Company purchases natural gas and (i) subsequently sells the natural gas to other purchasers or (ii) processes the natural gas at San Mateo’s cryogenic natural gas processing plants and subsequently sells the residue natural gas and natural gas liquids to other purchasers. Such amounts reflect revenues from sales of purchased natural gas of $62.8 million, $46.7 million and $49.4 million less expenses of $54.1 million, $36.8 million and $39.4 million in the first quarter of 2025, the fourth quarter of 2024 and the first quarter of 2024, respectively.
(12) Attributable to Matador Resources Company shareholders.
(13) Adjusted net income is a non-GAAP financial measure. For a definition of adjusted net income and a reconciliation of adjusted net income (non-GAAP) to net income (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(14) Adjusted earnings per diluted common share is a non-GAAP financial measure. For a definition of adjusted earnings per diluted common share and a reconciliation of adjusted earnings per diluted common share (non-GAAP) to earnings per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(15) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(16) As reported for each period on a consolidated basis, including 100% of San Mateo’s net cash provided by operating activities.
(17) Adjusted free cash flow is a non-GAAP financial measure. For a definition of adjusted free cash flow and a reconciliation of adjusted free cash flow (non-GAAP) to net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(18) Represents 100% of San Mateo’s net income, Adjusted EBITDA, net cash provided by operating activities or adjusted free cash flow for each period reported.
(19) Includes Matador’s share of estimated capital expenditures for San Mateo and other wholly-owned midstream projects. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction. Excludes Ameredev’s midstream assets in 2024.

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	March 31, 2025	December 31, 2024
ASSETS
Current assets
Cash	$14,522	$23,033
Restricted cash	62,994	71,709
Accounts receivable
Oil and natural gas revenues	310,879	331,590
Joint interest billings	262,266	260,555
Other	70,313	62,584
Derivative instruments	23,063	15,968
Lease and well equipment inventory	35,031	38,469
Prepaid expenses and other current assets	112,066	123,437
Total current assets	891,134	927,345
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	12,994,930	12,534,290
Unproved and unevaluated	1,697,024	1,702,203
Midstream properties	1,752,842	1,683,334
Other property and equipment	48,768	47,532
Less accumulated depletion, depreciation and amortization	(6,481,676)	(6,203,263)
Net property and equipment	10,011,888	9,764,096
Other assets
Derivative instruments	16,264	—
Other long-term assets	162,755	158,668
Total other assets	179,019	158,668
Total assets	$11,082,041	$10,850,109
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$129,043	$147,139
Accrued liabilities	498,561	441,484
Royalties payable	260,106	227,865
Amounts due to affiliates	13,105	30,544
Derivative instruments	18,288	—
Advances from joint interest owners	115,842	83,338
Other current liabilities	94,671	64,987
Total current liabilities	1,129,616	995,357
Long-term liabilities
Borrowings under Credit Agreement	405,000	595,500
Borrowings under San Mateo Credit Facility	655,000	615,000
Senior unsecured notes payable	2,116,456	2,114,908
Asset retirement obligations	112,141	114,237
Deferred income taxes	907,442	847,666
Other long-term liabilities	112,259	110,009
Total long-term liabilities	4,308,298	4,397,320
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 shares authorized; 125,328,884 and 125,101,268 shares issued; and 125,200,729 and 125,048,396 shares outstanding, respectively	1,253	1,251
Additional paid-in capital	2,534,016	2,533,247
Retained earnings	2,757,892	2,556,987
Treasury stock, at cost, 128,155 and 52,872 shares, respectively	(5,669)	(2,336)
Total Matador Resources Company shareholders’ equity	5,287,492	5,089,149
Non-controlling interest in subsidiaries	356,635	368,283
Total shareholders’ equity	5,644,127	5,457,432
Total liabilities and shareholders’ equity	$11,082,041	$10,850,109

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

(In thousands, except per share data)	Three Months Ended March 31,
	2025	2024
Revenues
Oil and natural gas revenues	$909,918	$703,540
Third-party midstream services revenues	33,499	32,357
Sales of purchased natural gas	62,756	49,446
Realized gain on derivatives	2,714	275
Unrealized gain on derivatives	5,071	2,075
Total revenues	1,013,958	787,693
Expenses
Production taxes, transportation and processing	93,845	70,153
Lease operating	106,566	76,295
Plant and other midstream services operating	52,913	39,623
Purchased natural gas	54,133	39,432
Depletion, depreciation and amortization	281,891	212,311
Accretion of asset retirement obligations	1,727	1,273
General and administrative	33,732	29,653
Total expenses	624,807	468,740
Operating income	389,151	318,953
Other income (expense)
Interest expense	(49,489)	(39,562)
Other income	5,506	577
Total other expense	(43,983)	(38,985)
Income before income taxes	345,168	279,968
Income tax provision (benefit)
Current	22,981	17,272
Deferred	59,940	49,506
Total income tax provision	82,921	66,778
Net income	262,247	213,190
Net income attributable to non-controlling interest in subsidiaries	(22,162)	(19,461)
Net income attributable to Matador Resources Company shareholders	$240,085	$193,729
Earnings per common share
Basic	$1.92	$1.62
Diluted	$1.92	$1.61
Weighted average common shares outstanding
Basic	125,189	119,721
Diluted	125,342	120,253

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Three Months Ended March 31,
	2025	2024
Operating activities
Net income	$262,247	$213,190
Adjustments to reconcile net income to net cash provided by operating activities
Unrealized gain on derivatives	(5,071)	(2,075)
Depletion, depreciation and amortization	281,891	212,311
Accretion of asset retirement obligations	1,727	1,273
Stock-based compensation expense	3,888	2,838
Deferred income tax provision	59,940	49,506
Amortization of debt issuance cost and other debt-related costs	3,663	4,644
Other non-cash changes	209	(333)
Changes in operating assets and liabilities
Accounts receivable	11,272	(55,519)
Lease and well equipment inventory	(10,833)	(2,044)
Prepaid expenses and other current assets	8,357	(1,474)
Other long-term assets	(192)	254
Accounts payable, accrued liabilities and other current liabilities	44,093	11,211
Royalties payable	32,241	16,522
Advances from joint interest owners	32,504	17,771
Other long-term liabilities	1,943	487
Net cash provided by operating activities	727,879	468,562
Investing activities
Drilling, completion and equipping capital expenditures	(378,362)	(236,639)
Acquisition of oil and natural gas properties	(81,662)	(202,264)
Midstream capital expenditures	(72,934)	(105,086)
Expenditures for other property and equipment	(942)	(226)
Proceeds from sale of assets	22,238	900
Net cash used in investing activities	(511,662)	(543,315)
Financing activities
Repayments of borrowings under Credit Agreement	(595,500)	(930,000)
Borrowings under Credit Agreement	405,000	690,000
Repayments of borrowings under San Mateo Credit Facility	(100,000)	(65,000)
Borrowings under San Mateo Credit Facility	140,000	69,000
Cost to amend credit facilities	—	(11,292)
Proceeds from issuance of common stock	—	344,663
Dividends paid	(39,180)	(23,858)
Contributions related to formation of San Mateo	2,800	1,500
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	—	7,350
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(35,661)	(25,725)
Taxes paid related to net share settlement of stock-based compensation	(10,545)	(13,515)
Other	(357)	(342)
Net cash (used in) provided by financing activities	(233,443)	42,781
Change in cash and restricted cash	(17,226)	(31,972)
Cash and restricted cash at beginning of period	94,742	106,298
Cash and restricted cash at end of period	$77,516	$74,326

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as securities analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines, on a consolidated basis and for San Mateo, Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, non-recurring transaction costs for certain acquisitions, certain other non-cash items and non-cash stock-based compensation expense and net gain or loss on asset sales and impairment. Adjusted EBITDA is not a measure of net income or net cash provided by operating activities as determined by GAAP. All references to Matador’s Adjusted EBITDA are those values attributable to Matador Resources Company shareholders after giving effect to Adjusted EBITDA attributable to third-party non-controlling interests, including in San Mateo.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because such Adjusted EBITDA numbers are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and impairment. For the same reasons, the Company is unable to address the probable significance of the unavailable information, which could be material to future results.

Adjusted EBITDA – Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$240,085	$214,533	$193,729
Net income attributable to non-controlling interest in subsidiaries	22,162	23,416	19,461
Net income	262,247	237,949	213,190
Interest expense	49,489	59,970	39,562
Total income tax provision	82,921	62,279	66,778
Depletion, depreciation and amortization	281,891	293,234	212,311
Accretion of asset retirement obligations	1,727	1,768	1,273
Unrealized (gain) loss on derivatives	(5,071)	12,065	(2,075)
Non-cash stock-based compensation expense	3,888	4,891	2,838
Non-recurring (income) expense	(3,286)	2,244	—
Consolidated Adjusted EBITDA	673,806	674,400	533,877
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(29,583)	(33,550)	(28,507)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$644,223	$640,850	$505,370

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$727,879	$574,959	$468,562
Net change in operating assets and liabilities	(119,385)	40,336	12,792
Interest expense, net of non-cash portion	45,826	55,723	34,918
Current income tax provision	22,981	779	17,272
Other non-cash and non-recurring (income) expense	(3,495)	2,603	333
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(29,583)	(33,550)	(28,507)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$644,223	$640,850	$505,370

Adjusted EBITDA – San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Unaudited Adjusted EBITDA Reconciliation to Net Income:
Net income	$45,229	$47,786	$39,718
Depletion, depreciation and amortization	10,668	9,746	9,170
Interest expense	6,321	9,870	9,193
Accretion of asset retirement obligations	115	108	97
Non-recurring (income) expense	(1,960)	960	—
Adjusted EBITDA	$60,373	$68,470	$58,178

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$81,586	$40,477	$54,005
Net change in operating assets and liabilities	(25,116)	17,561	(4,746)
Interest expense, net of non-cash portion	5,863	9,472	8,919
Non-recurring (income) expense	(1,960)	960	—
Adjusted EBITDA	$60,373	$68,470	$58,178

Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income and adjusted earnings per diluted common share. These non-GAAP items are measured as net income attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring income or expense items, along with the related tax effect for all periods. This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures. Additionally, these non-GAAP financial measures may be different than similar measures used by other companies. The Company believes the presentation of adjusted net income and adjusted earnings per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers. In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income and adjusted earnings per diluted common share to their most directly comparable GAAP measure of net income attributable to Matador Resources Company shareholders.

	Three Months Ended
	March 31,	December 31,	March 31,
	2025	2024	2024
(In thousands, except per share data)
Unaudited Adjusted Net Income and Adjusted Earnings Per Share Reconciliation to Net Income:
Net income attributable to Matador Resources Company shareholders	$240,085	$214,533	$193,729
Total income tax provision	82,921	62,279	66,778
Income attributable to Matador Resources Company shareholders before taxes	323,006	276,812	260,507
Less non-recurring and unrealized charges to income before taxes:
Unrealized (gain) loss on derivatives	(5,071)	12,065	(2,075)
Non-recurring (income) expense	(2,326)	2,099	2,580
Adjusted income attributable to Matador Resources Company shareholders before taxes	315,609	290,976	261,012
Income tax expense(1)	66,278	61,105	54,813
Adjusted net income attributable to Matador Resources Company shareholders (non-GAAP)	$249,331	$229,871	$206,199

Weighted average shares outstanding - basic	125,189	124,953	119,721
Dilutive effect of options and restricted stock units	153	477	532
Weighted average common shares outstanding - diluted	125,342	125,430	120,253
Adjusted earnings per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$1.99	$1.84	$1.72
Diluted	$1.99	$1.83	$1.71

(1) Estimated using federal statutory tax rate in effect for the period.

Adjusted Free Cash Flow

This press release includes the non-GAAP financial measure of adjusted free cash flow. This non-GAAP item is measured, on a consolidated basis for the Company and for San Mateo, as net cash provided by operating activities, adjusted for changes in working capital and cash performance incentives that are not included as operating cash flows, less cash flows used for capital expenditures, adjusted for changes in capital accruals. On a consolidated basis, these numbers are also adjusted for the cash flows related to non-controlling interest in subsidiaries that represent cash flows not attributable to Matador shareholders. Adjusted free cash flow should not be considered an alternative to, or more meaningful than, net cash provided by operating activities as determined in accordance with GAAP or an indicator of the Company’s liquidity. Adjusted free cash flow is used by the Company, securities analysts and investors as an indicator of the Company’s ability to manage its operating cash flow, internally fund its D/C/E capital expenditures, pay dividends and service or incur additional debt, without regard to the timing of settlement of either operating assets and liabilities or accounts payable related to capital expenditures. Additionally, this non-GAAP financial measure may be different than similar measures used by other companies. The Company believes the presentation of adjusted free cash flow provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance, sources and uses of capital associated with its operations across periods and to the performance of the Company’s peers. In addition, this non-GAAP financial measure reflects adjustments for items of cash flows that are often excluded by securities analysts and other users of the Company’s financial statements in evaluating the Company’s cash spend.

The table below reconciles adjusted free cash flow to its most directly comparable GAAP measure of net cash provided by operating activities. All references to Matador’s adjusted free cash flow are those values attributable to Matador shareholders after giving effect to adjusted free cash flow attributable to third-party non-controlling interests, including in San Mateo.

Adjusted Free Cash Flow - Matador Resources Company

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Net cash provided by operating activities	$727,879	$574,959	$468,562
Net change in operating assets and liabilities	(119,385)	40,336	12,792
San Mateo discretionary cash flow attributable to non-controlling interest in subsidiaries(1)	(27,670)	(28,439)	(24,137)
Proceeds from contribution of Pronto to San Mateo	—	219,760	—
Performance incentives received from Five Point	2,800	1,300	1,500
Total discretionary cash flow	583,624	807,916	458,717

Drilling, completion and equipping capital expenditures	378,362	317,400	236,639
Midstream capital expenditures	72,934	64,692	105,086
Expenditures for other property and equipment	942	1,734	226
Net change in capital accruals	20,279	18,788	95,342
San Mateo accrual-based capital expenditures related to non-controlling interest in subsidiaries(2)	(30,797)	(10,227)	(7,138)
Total accrual-based capital expenditures(3)	441,720	392,387	430,155
Adjusted free cash flow	$141,904	$415,529	$28,562

(1)Represents Five Point Energy LLC’s (“Five Point”) 49% interest in San Mateo discretionary cash flow, as computed below.
(2)Represents Five Point’s 49% interest in accrual-based San Mateo capital expenditures, as computed below.
(3)Represents drilling, completion and equipping costs, Matador’s share of San Mateo capital expenditures plus 100% of other midstream capital expenditures not associated with San Mateo. Pronto was wholly-owned by Matador until December 18, 2024, the date Pronto was contributed to San Mateo in the Pronto Transaction.

Adjusted Free Cash Flow - San Mateo (100%)

	Three Months Ended
	March 31,	December 31,	March 31,
(In thousands)	2025	2024	2024
Net cash provided by San Mateo operating activities	$81,586	$40,477	$54,005
Net change in San Mateo operating assets and liabilities	(25,116)	17,561	(4,746)
Total San Mateo discretionary cash flow	56,470	58,038	49,259

San Mateo capital expenditures	61,471	8,649	23,211
Net change in San Mateo capital accruals	1,381	12,223	(8,644)
San Mateo accrual-based capital expenditures	62,852	20,872	14,567
San Mateo adjusted free cash flow	$(6,382)	$37,166	$34,692